Exhibit 99.1

TO BUSINESS EDITOR:

K & F Industries Holdings, Inc. Reports Results for the Second Quarter and First Half of 2005

WHITE PLAINS, N.Y., Aug. 15 /PRNewswire-FirstCall/ — K & F Industries Holdings, Inc. (NYSE: KFI) today reported its financial results for the second quarter and six months ended June 30, 2005.

For the second quarter of 2005, sales rose 8 percent over the year earlier period to $90 million.  EBITDA (earnings before interest, taxes, depreciation, and amortization) adjusted for non-recurring inventory purchase accounting adjustments, a change in accounting policy, non-recurring salary and benefit expense and non-recurring non-cash income, increased to $34 million from the prior year period’s $33 million.

Adjusted EBITDA margins for the second quarter 2005 remained strong at 39% after adding back to the $34 million of Adjusted EBITDA $1 million of cost related to productivity improvements.  “Our productivity enhancement program remains on target to reduce our cost run rate by $8 million per year by December 31, 2005,” stated Kenneth M. Schwartz, president and chief executive officer of K & F Industries Holdings, Inc.

For the six months ended June 30, 2005, sales rose 7 percent to $179 million from $167 million last year.  “Sales across all market sectors were up over the first half of 2004, led by general aviation market sector sales which increased by 17 percent,” stated Mr. Schwartz.  “We expect general aviation to be our fastest growing market over the next few years, given the new wheel and brake programs that we have recently won,” continued Mr. Schwartz.  Adjusted EBITDA was $66 million versus $65 million in last year’s first half.

Results For Second Quarter 2005 Compared with Second Quarter 2004

•   Bookings rose 20 percent to $90 million from $75 million.

•   Sales increased $7 million to $90 million.

•   General aviation revenues were $19 million, up 20 percent from $16 million.

•   Revenue from the commercial transport sector improved 5 percent to $49 million.

•   Military revenues remained strong at $22 million versus $21 million.

•   Operating income was $28 million versus $22 million.

•   Adjusted EBITDA increased $1 million to $34 million.

Results For Six Months ended June 30, 2005

Compared with Six Months ended June 30, 2004

•   Bookings rose 14 percent to $188 million from $165 million and backlog increased 26 percent to $162 million.

•   Sales increased $12 million to $179 million.

•   General aviation revenues were $36 million, up 17 percent from $31 million.

•   Revenue from the commercial transport sector improved 6 percent to $97 million.

•   Military revenues remained strong at $46 million versus $45 million.

•   Excluding the non-recurring inventory purchase accounting charge of $12 million in the first quarter of 2005, operating income was $54 million versus $45 million.

•   Adjusted EBITDA increased $1 million to $66 million.

Segment Results

Revenues for Aircraft Braking Systems were $74 million for the three months and $148 million for the six months ended June 30, 2005, versus $69 million and $138 million in the comparable periods of 2004.  Revenues for Engineered Fabrics Corporation were $17 million for the three months and $31 million for the six months ended June 30, 2005 versus $14 million and $29 million in the comparable periods of 2004.

Strong Military Orders in 2005 Drive Growth

In the second quarter of 2005, military orders increased by $22 million, or 138 percent over the prior year.  As a result, total bookings and backlog were up 14 percent and 26 percent, respectively, in the first half of 2005 compared to the first half of 2004, a strong indicator that the company will achieve the higher end of its guidance for 2005.  “Longer term, the company’s expanding fleet of Embraer and Bombardier regional jets, along with several new business jet awards, including the Dassault F-7X, Falcon 900DX and 900EX, Gulfstream’s G-150, G-350 and G-450, Raytheon Hawker Horizon and Embraer’s VLJ (Very Light Jet) are expected to further drive revenue and earnings growth into the foreseeable future,” stated Mr. Schwartz.

2005 Outlook Reaffirmed

The company expects its 2005 financial performance to be at the high end of its previously issued guidance as follows:

•   Revenues are expected to increase by 6 to 8 percent.

•   Adjusted EBITDA after adding back $3 million of cost related to productivity improvements, is expected to increase by 4 to 6 percent to between $149 million and $152 million vs. last year’s adjusted EBITDA of $143 million (which includes an add back of $22 million in 2004 related to program participation costs and non-recurring expenses.

•   Free cash flow, after all scheduled debt service, is expected to be $35 to $40 million.

K&F Industries Holdings, Inc., the indirect parent company of K&F Industries, Inc., completed an initial public offering of its common stock on August 12, 2005.  The common stock of K&F Industries Holdings, Inc. is traded under the symbol “KFI” on the New York Stock Exchange.

Other than administrative costs, interest expense related to the 11-1/2% Senior PIK Notes and interest expense related to the Senior Preferred Stock, the operating results of K & F Industries Holdings, Inc. conform to the operating results of K & F Industries, Inc. and subsidiaries.

K & F Industries Inc., through its Aircraft Braking Systems Corporation subsidiary, is a worldwide leader in the manufacture of wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft.  K & F Industries Inc.’s other subsidiary, Engineered Fabrics Corporation, is a major producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

Conference Call

K&F Industries Holdings, Inc. quarterly conference call with president and chief executive officer, Kenneth M. Schwartz, will begin at 11 a.m. EDT today. To participate, please dial (719) 457-2657 approximately 15 minutes prior to the scheduled start of the call. A replay will be available beginning at 2:00 p.m. EDT on August 15 through 11:59 p.m. on August 21, by dialing
(719) 457-0820, access code: 6823144.

Forward Looking Statement

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the SEC or in press releases.  These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties.  We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control.  Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness.  This press release should be read in conjunction with our periodic reports filed with the SEC.  We undertake no obligation to revise these statements following the date of this press release.

K & F INDUSTRIES HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except earnings per share)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004		2005	2004
		(Predecessor)			(Predecessor)
Sales	$90,302	$83,591		$178,992	$166,740
Cost of Sales	48,199	49,530	**	108,665 *	97,582	**
Gross Profit	42,103	34,061		70,327	69,158
Independent Research and Development	3,753	3,338		7,586	6,965
Selling, General and Administrative Expenses	7,537	7,350		15,085	14,498
Amortization of Intangible Assets	3,014	1,194		6,028	2,340
Operating Income	27,799	22,179		41,628	45,355
Interest and Investment Income	254	119		317	220
Interest Expense	17,395	9,861		35,770	19,724
Income Before Income Taxes	10,658	12,437		6,175	25,851
Income Tax Provision	3,788	4,082		2,277	8,592
Net Income	$6,870	$8,355		$3,898	$17,259
Preferred stock dividends	(3,784)			(6,847)
Net Income (Loss) Available To Common Stockholders	$3,086			$(2,949)
Basic Earnings (Loss) Per Share	$0.18			$(0.19)
Weighted Average Common Shares	17,086			15,193
Diluted Earnings (Loss) Per Share	$0.18			$(0.19)
Diluted Weighted Average Common Shares	17,544			15,193

Results for the three and six months ended June 30, 2005: (i) include adjustments required by the purchase method of accounting for the November 2004 acquisition; and (ii) the capitalization of program participation costs on sole source original wheel and brake equipment (O.E.) sold to aircraft manufacturers below cost which is being amortized over a period of the lesser of the aircraft’s economic useful life or 25 years on a straight line basis.  The periods prior to the November 2004 acquisition reflect the historical cost basis of K & F Industries, Inc. and the expensing of O.E. costs.

*                 Included in Cost of Sales for the six months ended June 30, 2005 is a non-recurring inventory purchase accounting charge of $12,084.

**          Included in Cost of Sales for the three and six months ended June 30, 2004 is a charge of $6,098 and $10,817 respectively, related to program participation costs that would be capitalized under our current accounting policy for such costs.

K & F INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL DATA

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		(Predecessor)		(Predecessor)
Capital Expenditures	$2,711	$593	$3,129	$1,240
Bookings	$90,243	$75,370	$187,880	$165,014
Backlog			$162,123	$128,844
Cash and Cash Equivalents			$63,668	$44,241
Total Debt			$829,037	$395,000
Shareholders’ Equity (Deficiency)			$319,487	$(170,284)

K & F INDUSTRIES HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND NON-RECURRING

CHARGES

(ADJUSTED EBITDA)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		(Predecessor)		(Predecessor)
Net Income	$6,870	$8,355	$3,898	$17,259
Plus:
Income Tax Provision	3,788	4,082	2,277	8,592
Interest Expense, net	17,141	9,742	35,453	19,504
Operating Income	27,799	22,179	41,628	45,355
Plus:
Depreciation	2,591	1,812	5,151	3,542
Amortization of Program Participation Costs	631	—	1,190	—
Amortization of Intangible Assets	3,014	1,194	6,028	2,340
EBITDA	$34,035	$25,185	$53,997	$51,237
Adjustments:
Inventory Purchase Accounting Charge	—	—	$12,084	—
Program Participation Costs Previously Expensed	—	6,098	—	10,817
Non-Recurring Salary and Benefit Expense	—	1,707	—	3,428
Non-Recurring Non-Cash Income	—	—	—	(592)
Adjusted EBITDA	$34,035	$32,990	$66,081	$64,890

Results for the three and six months ended June 30, 2005 reflect a new basis of accounting for: (i) fair value adjustments required by the purchase method of accounting for the Acquisition and related financing transaction: and (ii) the capitalization of program participation costs on sole source original wheel and brake equipment (O.E.) sold to aircraft manufacturers below cost which is being amortized over a period of lesser of the aircraft’s economic useful life or 25 years on a straight line basis.  The period prior to the November 2004 acquisition reflects the historical cost basis of K & F Industries, Inc. and the expensing of O.E. costs.

EBITDA represents net income before interest expense, income tax provision and depreciation and amortization.  Adjusted EBITDA is EBITDA as further adjusted to exclude non-recurring inventory purchase accounting adjustments, non-recurring salary and benefit expense and non-recurring non-cash income. This definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.  Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States.  We believe adjusted EBITDA provides a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure.  Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, cash flow from operating activities or other measures of performance defined by accounting principles generally accepted in the United States.  A reconciliation of EBITDA and adjusted EBITDA is presented above.

SOURCE  K & F Industries Holdings, Inc.

-0-	08/15/2005
/CONTACT: Kenneth M. Schwartz of K & F Industries Holdings, Inc.,
+1-914-448-2700/
(KFI)